Exhibit 10.1

CONFIDENTIALITY AND NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY AND NONSOLICITATION AGREEMENT, (“Agreement”) made as of the 21st day of January, 2003, by and between Boston Safe Deposit &Trust Company, and on behalf of Mellon Bank, N.A, their parent companies, subsidiaries, affiliates, related entities, successors and assigns (collectively “BSD&T”) and James P. Palermo (hereinafter “Palermo”) in consideration of employment by BSD&T and as a condition precedent to the following additional compensation, the adequacy, sufficiency and receipt of which are hereby acknowledged, agree as follows:

ARTICLE 1: CONSIDERATION

In exchange for Palermo’s execution of this Agreement within thirty (30) days of his receipt of the Agreement and as a condition precedent, BSD&T agrees to provide Palermo with a stock option award of 20,000 shares of Mellon Financial Corporation (“MFC”) Type I options (“Award”) upon approval of the Award by MFC Human Resources Committee at its January 21, 2003 meeting and his execution of the individualized stock option agreement. The Award is subject to the terms and conditions set forth in the MFC Long Term Profit Incentive Plan (1996), which is incorporated by reference.

ARTICLE 2: CONFIDENTIAL INFORMATION

2.01 Definition of and Ownership of Confidential Information. Palermo recognizes, acknowledges and agrees that:

(a) In the course of Palermo’s employment by BSD&T and as a Vice Chair of MFC Palermo has had and it will be necessary for Palermo to be given or have access to and become informed of confidential or proprietary information which BSD&T possesses or to which BSD&T has rights, which relates to BSD&T and which is not generally known to the public or in the trade and is a competitive asset of BSD&T, or information which constitutes a “trade secret” of BSD&T, as that term is defined by the Uniform Trade Secrets Act, as amended and approved by the National Conference of Commissioners on Uniform State Laws in 1985, including without limitation, (i) BSD&T’s planning data, records, observations and marketing strategies or techniques, computer programs, system documentation, manuals, formulae, processes, operation methods, machines, compositions; (ii) non-public terms of any new products, data bases, and investment strategies of BSD&T, trading, arbitrage and/or hedging techniques or strategies,; (iii) non-public information relating to BSD&T personnel matters; (iv) BSD&T’s financial results and information about its business condition; (v) non-public terms of any investment, management or advisory agreement or other material contract of BSD&T; (vi) BSD&T’s proprietary software and related documents; (vii) BSD&T’s customer and client and prospecting lists, identifying information and contact persons at such customers and clients and prospects; and (viii) non-public material information concerning BSD&T’s clients or customers or their operations, condition (financial or otherwise) or plans whether such is original, duplicated, computerized, memorized, handwritten or in any other form (collectively referred to herein as the “Confidential Information”);

(b) Confidential Information shall not include information generally known to the public other than by virtue of a breach of this Agreement by Palermo, information rightfully known to Palermo without limitation on disclosure prior to its receipt from BSD&T or a customer of

BSD&T, information rightfully received from a third party without limitation on disclosure and information generally made available by BSD&T or a client or customer of BSD&T to third parties without restriction on disclosure; or information required to be disclosed by law, rule, regulation or order without an obligation of confidentiality on the part of the recipient, provided that prior to making any disclosure under this clause Palermo shall, if permissible under the law, rule or regulation, provide the Company with notice and the opportunity to contest such disclosure.

(c) The Confidential Information has been developed or acquired by BSD&T with significant expenditures of time, effort and money and is unique and cannot be lawfully duplicated or easily acquired. The Confidential Information is the sole and exclusive property of BSD&T (and in some cases the property of a customer of BSD&T). BSD&T takes all reasonable measures to maintain its confidentiality and to guard its secrecy. The Confidential Information is not generally known outside BSD&T and within BSD&T this information is confidential and used only on a “need to know” basis. The Confidential Information is unique and cannot be lawfully duplicated or easily acquired. Palermo agrees that the Confidential Information is deserving of trade secret status and protection, as that term is defined by the Uniform Trade Secrets Act, as amended and approved by the National Conference of Commissioners on Uniform State Laws in 1985.

2.01 Use of Confidential Information. Palermo agrees that the use, except for the sole purpose of conducting business on behalf of BSD&T or with prior written consent of BSD&T, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to BSD&T.

2.02 Nondisclosure of Confidential Information. Palermo agrees that it is essential to the protection of BSD&T’s goodwill and to the maintenance of BSD&T’s competitive position that the Confidential Information be kept secret and Palermo agrees not to disclose the Confidential Information to others or use the Confidential Information to Palermo’s own advantage or the advantage of others either during employment or at any time thereafter.

2.03 Additional Obligations. Palermo agrees that the obligations under this Article are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Palermo may have to BSD&T under its Code of Conduct or general or specific legal or equitable principles.

2.04 Return of BSD&T Property. Palermo agrees that upon the termination of employment, for any reason or no reason, or at any other time BSD&T may request, that Palermo will immediately return to BSD&T all Confidential Information and all of its property, including without limitation, all documents (including copies) and information, however maintained (including computer files, tapes, and recordings), concerning BSD&T or acquired by the Palermo in the course and scope of employment (excluding only those documents relating solely to Palermo’s own salary and benefits).

ARTICLE 3: NONSOLICITATION OF ACCOUNTS AND EMPLOYEES

3.01 Nonsolicitation of Clients or Customers. Palermo covenants and agrees that during employment and that upon the termination his employment, for any reason or no reason, including but not limited to resignation of employment, that for a period of twelve (12) months following the termination of his employment (“Restricted Period”), Palermo, whether directly or indirectly, in any capacity whatsoever (whether as proprietor, partner, investor, shareholder, director, officer, employer, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise) shall not:

(a) provide or assist with the provision of Relevant Financial Services to a Client or Customer of the BSD&T, except as an employee of BSD&T or the parents, affiliates or related entity of BSD&T; provided that this Article 3 does not prohibit Palermo from being employed by or affiliated or associated with any person or entity after termination his employment with BSD&T so long as he does not have any involvement on behalf of any person or entity with respect to soliciting, managing, administering, supporting or retaining the Relevant Financial Services business provided or proposed to be provided to a Customer or Client of BSD&T; and/or

(b) solicit by mail, phone, personal meeting, or by any other means, either directly or indirectly, the business or patronage of any Customer or Client of BSD&T for any other person or entity, divert, entice, or otherwise take away from BSD&T the business or patronage of any Customer or Client of BSD&T, or attempt to do so, or solicit or induce any Customer or Client of BSD&T to terminate or reduce its relationship with BSD&T.

3.02 Nonsolicitation of Employees. Palermo covenants and agrees that during employment with BSD&T and during the Restricted Period that Palermo shall not, directly or indirectly, hire, recruit solicit or induce, or attempt to hire, recruit solicit or induce, (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee of BSD&T to leave BSD&T or any affiliate for any reason whatsoever.

3.03 Reasonableness of Restricted Period. Palermo acknowledges and agrees that the Restricted Period is reasonable and valid in duration and scope and in all other respects. Palermo also represents that Palermo’s experience and capabilities are such that the enforcement of the provisions of this Agreement will not prevent Palermo from earning a livelihood, and acknowledge that it would cause BSD&T serious and irreparable injury and cost if Palermo were to use Palermo’s ability and knowledge in competition with BSD&T or to otherwise breach the obligations contained in this Agreement.

3.04 Extension of Restricted Period. Palermo agrees that the nonsolicitation obligations contained in this Agreement shall be extended by the length of time during which Palermo shall have been in breach of any of the provisions.

3.05 Definitions. Palermo understands that for the purposes of this Agreement:

(a) “Relevant Financial Services” trust and custody and related services, such as securities lending, investment accounting, pension management, trade processing, performance measurement and investment analysis services, investment-related foreign exchange, risk management and fiduciary monitoring for pension funds i.e. defined benefit/defined contribution markets, foundations, investment managers and insurance companies provided in sub-custodian relationships with banks and joint relationships provided by BSD&T from time to time or investment management services which at any time during the twelve (12) months preceding the termination of Palermo’s employment are or were within the scope of his responsibilities.

(b) Palermo understands that for the purposes of this Agreement, “Customer” or “Client” of BSD&T means any person or entity who (i) is receiving Relevant Financial Services from BSD&T on the date of termination of his employment with BSD&T or its parent, subsidiary, affiliate or related entity (ii) received such services for compensation at any time during the 1 year period immediately preceding the date of termination of his employment, or (iii) Palermo solicited, directly or indirectly, in whole or in part, on behalf of BSD&T to provide financial services within one (1) year preceding the termination of his employment.

ARTICLE 4: DUTY OF LOYALTY

4.01 Duty of Loyalty to BSD&T. Palermo agrees that at all times during employment by BSD&T, Palermo owes BSD&T a duty of loyalty and a duty to act in good faith. Palermo agrees that during employment Palermo will not individually, or in combination with any other Palermo or competitor of BSD&T, violate or breach the terms of this agreement, Code of Conduct or Mellon Securities Trading Policy.

4.02 Cooperation. Palermo agrees that upon the termination of employment of Palermo, for any reason or no reason, including but not limited to resignation of employment, that Palermo will cooperate with BSD&T, upon reasonable notice and at reasonable times, in the prosecution and defense of complaints, investigations, litigation, arbitration and mediation of any complaints, claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while employed by BSD&T.

4.03 Prior Employer Restrictions. Palermo warrants that Palermo is not subject or party to any agreement, understanding or undertaking that would prevent or restrict Palermo from performing Palermo’s employment duties or working with or on behalf of any customer or client. In addition, Palermo warrants that his employment with BSD&T does not violate any agreement, understanding or undertaking. Still further, Palermo agrees that Palermo will not in the course of performing duties for BSD&T violate any confidentiality obligations Palermo may owe to others.

4.04 Disclosure of Agreement. Palermo acknowledges and agrees to disclose the existence and terms of this Agreement so long as and to the extent that such terms remain in effect to (a) any prospective employer, partner or co-venturer prior to entering into an employment, partnership, or other business relationship with such person or entity.

ARTICLE 5; SPECIAL, UNIQUE AND EXTRAORDINARY SERVICES

Palermo acknowledges and agrees that in performing the job duties of his position that Palermo provides BSD&T with a special, unique and extraordinary service.

ARTICLE 6; WORKS FOR HIRE.

6.01 Property of BSD&T. Palermo understands and agrees that any and all rights or interests that Palermo holds or obtains in any designs, trade secrets, client, supplier, and vendor lists, sales and marketing plans, inventions, discoveries, improvements, copyrights, patent rights, trademarks, and developments of any kind whatsoever, which are authored, conceived, reduced to practice, or otherwise obtained by Palermo during employment with BSD&T which relate to or arise out of such employment with BSD&T are expressly regarded as property of BSD&T or “works for hire” (the “Inventions”).

6.02 Disclosure;Assignment. Palermo agrees to promptly disclose to BSD&T any and all such Inventions and deliver to BSD&T, upon its request, a written description of such Invention and any available documentary or other materials evidencing such Invention. Palermo hereby assigns to BSD&T the sole and exclusive right to such Inventions, and that, upon request of BSD&T, will execute and deliver any and all documents or instruments and take any other action which BSD&T shall deem necessary to assign to and vest completely in it, to perfect trademark, trade secret, copyright and patent protection with respect to, or to otherwise protect BSD&T’ trade secrets and proprietary interest in, such Inventions.

6.03 Survival. These obligations shall continue beyond the termination of Palermo’s employment, regardless of reason, with respect to such Inventions conceived of, reduced to practice, or developed by Palermo during the term of employment with BSD&T.

6.04 Fees. BSD&T agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Palermo for any assistance rendered to BSD&T pursuant to this Article 6 and to promptly reimburse Palermo for all expenses incurred by Palermo in perfecting its property rights in the Inventions. Palermo’s obligations to assign Inventions shall not apply to any invention about which Palermo can prove that: (i) the invention was developed entirely on Palermo own time and effort, (ii) no equipment, supplies, facilities, resources, trade secrets or confidential information of BSD&T was used in the development of the invention; (iii) the invention does not relate to the business of BSD&T or to BSD&T’ actual or anticipated research and development; and (iv) the invention does not result from any work otherwise performed by Palermo for BSD&T.

ARTICLE 7: REMEDIES

7.01 Injunctive Relief. Palermo agrees that any breach or threatened breach of any of the covenants contained in the Agreement would cause immediate, material and irreparable harm to BSD&T and that money damages would not provide an adequate remedy for BSD&T to protect and preserve the status quo. Therefore, PALERMO CONSENTS TO THE ISSUANCE OF A TEMPORARY RESTRAINING ORDER or A PRELIMINARY or PERMANENT INJUNCTION ordering that:

a)	that Palermo immediately return to BSD&T all property and Confidential Information, whether original, duplicated, computerized, handwritten, or in any other form whatsoever, and that Palermo be enjoined and restrained from using or disclosing any information contained in such records; and

b)	that, for a period of twelve (12) months, Palermo be enjoined and restrained from soliciting any client or customer whom Palermo served or whose name became known to Palermo while employed by BSD&T, in any office and in any capacity; and

c)	that for a period of twelve (12) months, Palermo be enjoined and restrained from hiring, soliciting, or inducing any employee of BSD&T to leave BSD&T.

7.02 Palermo agrees that BSD&T shall have all of the rights and remedies available under law, or in equity, including, but not limited to, injunctive relief, to a party enforcing any such covenant each of such rights and remedies to be independent of the other and severally enforceable including, but not limited to, the right to have such covenants specifically enforced, and the right to require any violating party to account for and pay over to BSD&T all benefits derived or received by such violating party, or any of its subsidiaries or affiliates, as a result of any such breach of covenant.

7.03 Jurisdiction. For purposes of Article 7.01, Palermo agrees to submit to, and confer exclusive jurisdiction on, the United States District Court or the State Court which has original jurisdiction for judicial district or county in which Palermo last worked for BSD&T. In addition, this Agreement shall be construed, governed by, and enforced in accordance with the laws of said jurisdiction.

ARTICLE 8: EMPLOYMENT AT WILL

NOTHING HEREIN IS A PROMISE OF EMPLOYMENT FOR A FIXED TERM. PALERMO AGREES THAT HE REMAINS AT ALL TIMES AN EMPLOYEE AT WILL. BSD&T MAY TERMINATE PALERMO’S EMPLOYMENT FOR ANY REASON OR FOR NO REASON, JUST AS PALERMO MAY RESIGN AT ANY TIME.

ARTICLE 9: ASSIGNMENT

Palermo expressly acknowledges and agrees that BSD&T may assign this Agreement, and its rights and obligations hereunder, to any other individual, entity or organization that is a direct or indirect subsidiary of BSD&T or which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business of BSD&T, in either case without Palermo’s consent and without the necessity that this Agreement be re-signed at the time of such transfer, and the term “BSD&T” shall be deemed to include such entity or organization to which this Agreement is assigned. Any such transfer shall not in and of itself constitute a termination of Palermo’s employment by BSD&T.

ARTICLE 10: MISCELLANEOUS

10.01 Reasonableness; Severability. Palermo agrees that the covenants set forth herein are reasonable and valid in duration and scope and in all other respects. If any court or tribunal determines that any of such covenants, or any part thereof, are invalid or unenforceable, the remaining covenants shall not thereby be affected and they shall be given full effect, without regard to the invalid portions. If any court or tribunal determined that all, or any part of the covenants contained herein are unenforceable, because of the duration or scope of such provision, or for any other reason, such court or tribunal is directed to reduce the duration or scope of such provision, as the case may be, so that, in its reduced form, such provision shall then be enforceable. If any provision or provisions hereof shall be deemed invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

10.02 Additional Obligations. Palermo agrees that the obligations in this Agreement are in addition to and not in limitation or preemption of, all other obligations or prior agreements he has with BSD&T may have to BSD&T or under its Code of Conduct or general or specific legal or equitable principles.

10.03 Time to Consider Agreement. PALERMO ACKNOWLEDGES AND AGREES THAT HE HAS READ AND REVIEWED THIS AGREEMENT IN ITS ENTIRETY AND HAS BEEN GIVEN AN OPPORTUNITY TO CONSIDER THE AGREEMENT AND TO ASK BSD&T QUESTIONS ABOUT IT. PALERMO ALSO AGREES THAT HE HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO EXECUTING THE AGREEMENT. BY EXECUTING THE AGREEMENT, PALERMO EXPRESSLY ACKNOWLEDGES THAT HE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT AND KNOWINGLY AND FREELY AGREES TO ABIDE BY THEM.

10.04 Governing Law. This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of said State.

10.05 Survival. Palermo acknowledges and agrees that the covenants and the restrictions contained in this Agreement are intended to protect BSD&T’s interest in its Confidential Information and its commercial relationships and goodwill with its customers, prospective customers, vendors, suppliers, consultants and employees. Palermo acknowledges and agree that the covenants and the restrictions contained in this Agreement shall continue in accordance with the express terms hereof regardless of any changes in title, position, duties, salary, compensation, benefits or other terms and conditions of employment, and shall survive the termination of Palermo’s employment.

10.06 Headings. The underlined headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any provision hereof.

2/7/03	/s/ James P. Palermo
Date	James P. Palermo
Corrected 3/17/03

Boston Safe Deposit and Trust Company

2/19/03	By: /s/ Linda B. Kane
Date	Linda B. Kane
Corrected 3/17/03	SeniorVicePresident, Human Resources